Exhibit 99.1

                      For:         Alamo Group Inc.

                      Contact:     Donald J. Douglass
                                   Chairman and Chief Executive Officer
                                   210-738-1339 or 203-966-0621
                                   Jim A. Smith
                                   Executive Vice President, Chief Financial
                                   Officer
                                   830-372-9618

For Immediate Release
---------------------
                                   Morgen-Walke Associates:
                                   June Filingeri/Jennifer Angell
                                   Media Contact: Merridith Ingram/Eileen King
                                   212-850-5600

                  ALAMO GROUP INC. STOCKHOLDERS APPROVE MERGER
                    WITH WOODS EQUIPMENT COMPANY SUBSIDIARY;
             RECEIVES SUBSEQUENT LETTER FROM WOODS EQUIPMENT COMPANY

         SEGUIN, Texas, November 19, 1998 - Alamo Group Inc. (NYSE:ALG) announced today that at a Special Stockholders' Meeting held yesterday, its stockholders approved the previously announced merger agreement between the Company, WEC Company and AGI Acquisition Corp. WEC and AGI are subsidiaries of privately held Woods Equipment Company. Alamo stockholders representing approximately 85 percent of the shares outstanding voted in favor of the merger agreement, which represents 96 percent of the votes cast.

         The transaction is not expected to close until the first quarter of next year and remains subject to the satisfaction of various conditions, including the absence of any condition or material adverse change in the financial or capital markets generally that would reasonably be expected to have a material adverse effect on the syndication of leveraged bank credit facilities or the consummation of high yield debt offerings. Based on current market conditions and after discussions with its financial advisor in the merger, Alamo believes that this condition is satisfied as of today. WEC disputes this view.

         Another condition to closing that must be satisfied is the absence of certain changes or events that would reasonably be expected to have a material adverse effect on the Company. On November 18, after the adjournment of the Special Stockholders' Meeting, the Company received a letter from WEC dated November 17, in which WEC stated that "the numbers Alamo provided to WEC the last several days clearly demonstrate that the material adverse effect condition would ... not be currently satisfied, if WEC were required to make that determination today." In addition to Alamo's previously reported results of operations for its third quarter of 1998, the Company has also provided WEC with certain financial estimates regarding the full year of 1998. These estimates indicate that results for the full year 1998 will not achieve levels comparable to those for the full year of 1997. This is based on the 1998 nine-months results reported November 2, 1998 and the expectation of reduced shipments in American operations in the fourth quarter. The Company noted, however, that it does not believe that this decline is a reflection of any material adverse effect on the Company or its prospects but rather a consequence of the innate cyclicality of the agricultural industry, the effect of which has been exacerbated by the severe drought in the areas which constitute the Company's significant markets. Further, the Company's financial condition and prospects remain on the same solid footing that existed a year ago and at the time the merger agreement was signed, notwithstanding the impact of the cyclical decline and drought referred to above. Accordingly, Alamo continues to believe that all parties to the merger agreement are required to proceed towards consummating the merger.

         Alamo Group is a leader in the design, manufacture and distribution of heavy duty, tractor-mounted mowing and vegetation maintenance equipment in America and Europe. The Company has 1,088 employees in the U.S. and 352 in Europe, and operates twelve manufacturing facilities. The corporate offices of Alamo Group Inc. are located in Seguin, Texas, near San Antonio, and the headquarters for its European operations is located in Salford Priors, England, near Birmingham.

         This release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, market softness, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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